EXHIBIT 99.2

FOR IMMEDIATE RELEASE	CONTACT:	LuJean Smith
Siemens Medical Solutions
(610) 448-1473
lujean.smith@siemens.com
SIEMENS COMPLETES ACQUISITION OF DIAGNOSTIC PRODUCTS CORPORATION
When Pending Acquisition of Bayer Diagnostics is Complete, Siemens Medical Solutions will be the First Full Service Diagnostics Company
     ERLANGEN, GERMANY and LOS ANGELES, July 27, 2006 — Siemens announced today that it has completed its acquisition of Diagnostic Products Corporation (DPC), marking a significant milestone for Siemens as it enters the in-vitro diagnostics (IVD) market. Together with DPC, Siemens Medical Solutions will become the first full service diagnostics company.
     Earlier today, DPC shareholders approved the merger of DPC and a wholly owned subsidiary of Siemens Medical Solutions, Inc. In the merger, which is now complete, each share of DPC common stock was converted into the right to receive a cash payment of $58.50 per share.
     Founded in 1971, DPC is a global leader in immunodiagnostics, focusing on developing, manufacturing, and distributing automated body fluid analyzers and tests, such as those related to cancer and cardiac disease, as well as hormone and allergy conditions.
     This acquisition is just the first step for Siemens – on June 29, 2006, Siemens announced its intent to acquire Bayer Healthcare’s Diagnostics Division (subject to regulatory approvals).
     “Today is just the beginning of a fascinating new chapter for Siemens Medical Solutions. DPC is an ideal fit, as it has a similar philosophy to Siemens, with a dedication to trendsetting innovation, customer partnership, and efficiency in healthcare,” said Erich R. Reinhardt, president and CEO of Siemens Medical Solutions of Siemens AG (NYSE: SI). “Combining the strengths of DPC and Bayer Diagnostics with those of Siemens Medical Solutions, we will be in a position to offer our customers and partners an unbeatable IVD combination and a most comprehensive portfolio covering both in-vivo and in-vitro diagnostics, combined with powerful IT solutions.”
-more-

Siemens Completes Acquisition of DPC, page 2
     Reinhardt further explained that the mergers will also expand Siemens’ competencies in the innovative and fast-growing area of molecular medicine from in-vivo molecular imaging, e.g. PET imaging (positron emission tomography), to the in-vitro field, being of specific importance for the early detection of disease. Molecular medicine has the proven potential to enable healthcare professionals to identify risks for disease based on a patient’s genetics, and isolate the molecular makeup of an illness long before a patient ever experiences outward signs of disease. In addition, molecular medicine will help physicians choose suitable medications for a particular patient, predict the effects of those medications, and personalize a patient’s treatment.
     Once the acquisition of Bayer Diagnostics is complete, Siemens will offer solutions in immunodiagnostics, genetic testing, near-patient testing, clinical chemistry, lab automation, hematology (blood cell diagnostics), and beyond. Siemens will bridge the gap between in-vivo and in-vitro diagnostics and offer a unique blend of expertise and technologies in diagnostic imaging, healthcare information technology (IT), molecular biology, and biochemistry to its customers, driving and leading the advancement of personalized healthcare.
     “DPC employees are looking forward to working with our new Siemens colleagues to drive innovations to help our customers improve their results,” said Michael Ziering, who will continue to serve as CEO of DPC. “We now will have access to a global research and development network that complements and broadens our existing capabilities. We believe that this is a great benefit for existing DPC customers as we take this exciting step forward.”
     Prior to the merger, DPC was the world’s leading independent producer of immunodiagnostic products. The company’s diagnostic tests supply information vital to the detection and management of disease, including adrenal/pituitary dysfunction, allergy, anemia, bone metabolism disturbances, cancer, cardiovascular disease, diabetes, and reproductive and thyroid disorders. DPC’s product offering includes the widely accepted IMMULITE® series of immunoassay systems, more than 75 immunoassays, and over 370 allergens and allergy panels.
-more-

Siemens Completes Acquisition of DPC, page 3
     Siemens Medical Solutions, with headquarters in Malvern, Pennsylvania, and Erlangen, Germany, is one of the largest suppliers to the healthcare industry in the world. The company is known for bringing together innovative medical technologies, healthcare information systems, management consulting, and support services, to help customers achieve tangible, sustainable, clinical and financial outcomes. Employing approximately 35,000 people worldwide and operating in more than 120 countries, Siemens Medical Solutions reported sales of €7.6 billion, orders of €8.6 billion and group profit of €976 million for fiscal 2005 (September 30). More information can be obtained by visiting www.usa.siemens.com/medical-pressroom and www.dpcweb.com.
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated as a result of a number of factors, including, without limitation, risks and uncertainties related to receipt of regulatory approvals required in connection with the acquisition of Bayer Healthcare’s Diagnostics Division; governmental or other action relating to DPC’s Chinese affiliate; the rate of customer demand for DPC’s products; DPC’s ability to successfully market new and existing products; DPC’s dependence on certain suppliers; domestic and foreign government regulation; DPC’s ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets; movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in DPC’s reports and filings with the Securities and Exchange Commission. We cannot assure that the anticipated benefits from the combination of these businesses will be realized, and we assume no obligation to update any forward-looking statements as a result of new information or future events or developments.
###